UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 12, 2021

Date of Report

(Date of earliest event reported)

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-0664764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

34-48 Linden Place, Flushing, NY 11354	11101
(Address of Principal Executive Offices)	(Zip Code)

(718) 358-9341

(Registrant’s telephone number, including area code)

Former address: 2-39 54th Avenue, Long Island City, NY

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	IFMK	OTC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On January 12, 2021, iFresh Inc. (the "Company") announced that Mr. Dengrong Zhou, a stockholder of the Company, together with a group of additional shareholders whose combined holdings constitute a majority of the Company's voting rights, delivered a written consent (the "Written Consent") to the Company's principal place of business in a process which is consistent with the Company's governing documents and the applicable Delaware law. According to the Written Consent, Messrs. Long Deng and Mark Fang were removed, and Messrs. Qiang Ou and Jiandong (Peter) Xu were appointed as directors of the Company, effective immediately. The validity of the Written Consent was contested by Messrs. Long Deng and Mark Fang but subsequently confirmed by the Court of Chancery of the State of Delaware on April 6, 2022 (the “Delaware Action”).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

On July 28, 2022, Mr. Jay Walder resigned as a director of the Company. Mr. Walder’s decision did not result from any disagreement with the Company relating to its operations, policies or practice.

On August 2, 2022, Ms. Sufen Qin was elected to the Company’s board of director (the “Board”) by all members of the Board then in officeto fill the vacancy on the Board resulting from the resignation of Mr. Walder.

There are no family relationships between Mr. Qiang Ou, Mr. Jiandong (Peter) Xu and Ms. Sufen Qin, and any director or other executive officer of the Company.

Mr. Qiang Ou has been employed as the Human Resource Manager of iJiaBuy Inc., an e-commerce platform providing cross-border sales opportunities for small businesses since December 2020. He was the Chief Operating Officer of XT Energy Group INC, a manufacturer and distributor of renewable energy products, from March 2020 to June 2021. Mr. Ou served in the U.S. Navy as a Personnel Specialist from August 2013 to May 2018 and in the U.S. Navy Reserve as a Personnel Specialist from May 2018 to May 2020. While in the Navy, he received several awards including the Honor Graduate, Navy and Marine Corp Achievement Medal and Battle Efficiency Ribbon. Mr. Ou expects to receive a bachelor’s degree in electrical engineering from Stony Brook University in December 2024.

Mr. Jiandong (Peter) Xu has been employed by LI North Shore Invest LLC, a company focused on equity investment, since March 2016 as the Managing Partner. Mr. Xu worked at IEX Group Inc., an equity trading company, from September 2014 to February 2016 as a senior staff member. He previously worked at Millennium Partners LLC, an equity trading company as a senior manager, from September 2013 to September 2014. Mr. Xu worked at Barclays Inc, an investment bank, from January 2010 to September 2013 as a vice president. He worked at GMO, LLC, an equity trading company, from July 2008 to January 2010 as a vice president. He worked at Lehman Brothers, an investment bank, from October 2006 to April 2008 as a vice president and at Egenera Inc., a global cloud services company, from August 1999 to October 2006 as a senior software engineer. Mr. Xu has a Masters’ degree in Computer Science from Northeastern University and a Bachelor’s degree in Marine Biology from Ocean University of China.

Ms. Sufen Qin has been employed by Hubei Nanchu Construction Co., Ltd, a construction company, as the Chief of Finance since January 2017. From May 2015 to December 2016, she worked at Houfu Medical Equipment Co., Ltd, a medical device manufacturer and distributor, as the finance manager. From May 2010 to March 2015, she worked at Beijing Asia Pacific Certified Public Accountants as a senior auditor. Mr. Qin graduated from Nanjing Political College in 2010 with a bachelor’s degree in management. She is a Certified Public Accountant in China.

On April 27, 2022, the Board announced that it removed Mr. Long Deng as the Company’s Chairman of the Board, Chief Executive Officer and Chief Operating Officer and appointed Ms. Ping Zhou, a current director, as the Company’s Chairman of the Board, Chief Executive Officer and Chief Operating Officer.

On June 9, 2022, the Board announced it removed Mr. Long Deng as the sole director of the Company’s wholly-owned subsidiary, iFresh (BVI) Co., Ltd., and appointed Ms. Ping Zhou as the sole director of such subsidiary.

Item 3.02 Unregistered Sales of Equity Securities.

On July 20, 2022, upon the approval of the Board, the Company issued 60,000,000 shares of the Company’s common stock to Mr. Dengrong Zhou’s designee, Ms. Ping Zhou, as partial reimbursement of legal fees advanced by Mr. Zhou in connection with the Delaware Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2022

iFRESH INC.

By:	/s/ Ping Zhou
Name:	Ping Zhou
Title:	Chief Executive Officer

2